EXCLUSIVE LICENSE AGREEMENT

BROWNIE'S THIRD LUNG,

BROWNIE'S PUBLIC SAFETY, TANKFILL, and

related

Trademarks and Copyrights

This is an Agreement by and between 940 Associates Inc. having an address at 936 NW 1st street Florida 33311 (hereinafter "LICENSOR") and Trebor Industries Inc., Inc., its affiliates, subsidiaries, divisions and assignees, having an address at 940 NW 1st street, Fort Lauderdale, FL 33311 (hereinafter "LICENSEE"). LICENSOR and LICENSEE are hereinafter occasionally referred to each as a "Party" and collectively as "Parties" as indicated by the context.

ARTICLE I - GENERAL

1.1 "Licensed Products" shall mean the trademark "BROWNIE'S THIRD LUNG", "BROWNIE'S PUBLIC SAFETY, Rapid Entry System (RES), HELO System, Fast Float Rescue Harness, BROWNIESPUBLICSAFETY.com, PUBLICSAFETYDIVING.com, "TANKFILL, BROWNIE'S TANKFILL, TANKFILL.com, and NITROX MAKER" used in any way to market, display, advertise or promote the sell of any products, services or matter, including the Browniedive.com website, the Brownie's Third Lung mark, the Peleton Hose System mark, the Bell Bottom Flag Bag mark, the Kayak Diving Hose Kit mark, the Brownie's Dogsnare mark and the Twin Trim mark.

1.2 "Licensor's Trademarks and Copy Rights" shall mean those rights conveyed pursuant to Florida and United States Trademark and Copyright Law so long as those Trademarks and/or the claims thereof, remain in force and have not been determined in a final non-appealable judgment by a Court of competent jurisdiction to be not valid and/or unenforceable.

1.3 "Licensed Territory" shall mean the World.

1.4 "Effective Date" shall mean January 1, 2005.

1.5 "Discount Period" shall mean from January 1, 2005 through December 31, 2005.

ARTICLE II - GRANT OF RIGHTS

2.1 LICENSOR hereby grants to LICENSEE under Licensor's Trademark and Copy Rights, an exclusive license to make, use, sell, offer for sale, and/or import Products using the trademarks and copy referenced in section 1.1 throughout the Licensed Territory for a term not to exceed the actual life of the Trademark(s) unless terminated earlier under the terms of this Agreement, or by Court Order. No other rights in any of LICENSOR'S Trademarks, copyrights, patents or trade names are being granted.

2.2 All rights granted herein in paragraph 2.1 to LICENSEE or LICENSOR shall be assignable to any third-party along with the sale of LICENSEE's or LICENSOR's business assets that pertain to the Licensed Products without the consent of the other Party, provided that LICENSEE is in full compliance with all of the terms and conditions of this Agreement. All other purported assignments will become automatically null and void and unenforceable.

2.3 Termination of this Agreement shall terminate all assignments which may have been granted by LICENSEE hereunder.

ARTICLE III – ROYALTY AMOUNTS DUE

3.1 With respect to sales of Licensed Products from the effective date of this Agreement forward, the royalty amount owed will be 2.5% of total company gross revenues, or $15,000 per Quarter Year, whichever is greater, with the exception of during the Discount Period. During the Discount Period the royalty amount owed will be discounted 75%. Thus, the amount owed during the Discount Period will be 25% of the otherwise full royalty amount that would have been due without discount.The Initial Royalty Amount and all subsequent royalty amounts will be collectively referred to as "Royalty Amount".

3.2 In the event the Royalty Amount due from LICENSEE is not received by LICENSOR by the date due, LICENSEE shall pay to LICENSOR an additional late fee equal to twenty percent (20%) of the late payment or royalty due. In addition any late payment or penalty shall accumulate interest at the rate of eight percent (8%) per annum in addition to the late fee set forth above

ARTICLE IV - TRADEMARK PROSECUTION AND MAINTENANCE

4.1 LICENSOR shall have control of and responsibility for the maintenance of the Trademark included within Licensor's Trademark Rights.

4.2 LICENSOR shall pay for all expenses and costs relating to the licensed Trademark(s) included within Licensor's Trademark Rights, including payment of all required maintenance fees.

ARTICLE V – ROYALTY REPORTS

5.1 LICENSEE shall prepare and submit or cause to be prepared and submitted to LICENSOR on April 15th, July 15th, October 15th and January 15th of each year following the execution of this Agreement a report in a form acceptable to LICENSOR setting forth the number, description, and invoiced price of each of the Licensed Products that is manufactured by LICENSEE and its sub-licensees, if any, during that quarterly calendar period and which have not been previously reported.

5.2 LICENSEE and its sub-licensees, if any, agree to keep accurate and auditable books and records pertaining to Paragraph 5.1 of this Article V in a manner acceptable to LICENSOR which permits the correctness and accuracy of the reports rendered in compliance with Paragraph 5.1 of this Article V to be ascertained and to enable the Royalty Amount payable hereunder by LICENSEE to be determined accurately. LICENSOR may inspect and audit the relevant books and records of LICENSEE and its sub-licensees, if any, as pertain to the subject matter of this License Agreement to be inspected by a Accountant of LICENSOR's choosing during ordinary business hours, but not more than once each year to confirm the correctness and accuracy of the reports rendered in compliance with Paragraph 5.1 of this Article V and Royalty Amount due. Accountant fees and all other related charges for any audit/inspection shall be borne by LICENSOR unless it is determined that an error greater than the lesser of $500.00 or ten percent (10%) of the Royalty Due Amount exists in any Report provided by LICENSEE, in which event the cost of such audit/inspection shall be borne by LICENSEE including but not limited to reasonable accountant and/or attorney's fees.

5.3 After any initial exercise of LICENSEE's rights, quarterly royalty reports shall be due by LICENSEE.

ARTICLE VI - ROYALTY PAYMENTS

6.1 At the time of submitting the Reports referenced in Paragraph 5.1, LICENSEE shall pay all royalties owed to LICENSOR. Such payments of royalties are due and shall be made payable to LICENSOR at their appointed counsel's offices in Fort Lauderdale, Florida, USA, or as LICENSOR shall direct.

ARTICLE VII - INFRINGEMENT

7.1 Only LICENSOR may bring or prosecute infringement suits against others for infringing the Trademarks within Licensor's Trademark Rights and shall be entitled to all recovery therefrom.

LICENSOR shall have the full and sole right to control such suit or other proposed litigation and may discontinue such suit or proposed litigation any time in its sole and absolute discretion.

7.2 It is mutually agreed between the Parties that nothing contained in Paragraph 7.1 of Article VII shall be construed to require LICENSOR to expend funds in litigation or in the enforcement of a Licensor's Trademark Rights unless it so elects

ARTICLE VIII - TERM

8.1 This Agreement shall become effective on the 1st of January 2005 and shall automatically expire upon the earliest of: (a) expiration of the Trademark(s) included within Licensor's Trademark Rights; (b) a Court of competent jurisdiction has determined in a final judgment, and the time to file an appeal has expired, that said Trademark(s) are either not valid, unenforceable, or both.

8.2 If LICENSEE shall have failed in the performance of any of its covenants or obligations under this Agreement, LICENSOR may terminate this Agreement upon written Notice thereof to LICENSEE if the failed performance has not been cured within thirty (30) days after receipt of such written Notice. If the failed performance has not been cured within said thirty (30) days after receipt of such written Notice, then LICENSEE shall be deemed to be in default and this Agreement shall automatically terminate on that day without further notice; provided, however, if within said thirty (30) day cure period, LICENSEE seeks declaratory relief from a court of competent jurisdiction relating to the purported failed performance as recited in the default-and-opportunity-to-cure Notice, then this Agreement shall so terminate only by a decision of such court relating thereto.

8.3 Notwithstanding Paragraph 8.2, following written notice to the LICENSOR of a material breach hereunder or of any other new accusation of infringement, the Parties agree to use their best efforts to negotiate in good faith to resolve the dispute. If the accused material breach is not cured within twenty (20) days of that notice, notwithstanding the foregoing provisions of this Agreement,

the Parties agree to seek mediation, whether formal or informal, to resolve the dispute between themselves.

8.4 Termination of this Agreement shall not relieve LICENSEE or its sub-licensees, if any, of its obligations incurred up to the date of termination or expiration. Any duties or obligations that have accrued, including payment of an accrued Royalty Amount, shall survive termination or expiration of this Agreement. LICENSEE also agrees to make a written report to LICENSOR within sixty (60) days after the date of any termination or expiration of this Agreement, stating in such report the number and description of Licensed Products manufactured, presently in inventory, and/or thereafter used, sold, or otherwise disposed of, and not previously reported to LICENSOR. At that time, LICENSEE shall pay LICENSOR any royalties owed for any Licensed Products then due and payable under the terms of this Agreement.

8.5 Upon termination, neither LICENSEE nor any of its sub-licensees, shall manufacture, market, use, distribute, sell or offer for sell the products using the trademarks or copy referred to in section 1.1 of this agreement anywhere in the world.

8.6 The Parties agree that a Material Breach of this Agreement, whereby LICENSEE makes, uses, sells, offers for sale, and/or imports the products using the trademarks or copy referred to in section 1.1 of this agreement without timely payment of the Royalty Amount shall cause irreparable harm and damages to LICENSOR in a monetary amount which is impossible to ascertain, causing LICENSOR irreparable harm and leaving LICENSOR without an adequate remedy at law. As a result, LICENSOR and LICENSEE acknowledge that LICENSOR shall be entitled to a preliminary and permanent injunction, without the necessity of proving actual damages, from any court of competent jurisdiction, enjoining said Material Breach of this Agreement by LICENSEE. The right to said injunction shall be cumulative, and in addition to any other remedies to which LICENSOR may be entitled by law or equity. However nothing contained herein shall be construed to prevent

LICENSOR from seeking and recovering damages sustained by it, or any other remedies available at law or equity, as a result of any breach of this Agreement.

ARTICLE IX - MARKING

9.1 LICENSEE agrees that each and every Licensed Product shall be marked with the statutory Trademark and Copyright markings as requested by LICENSOR.

ARTICLE X - NOTICE

10.1 Any notice or communication required or permitted hereunder shall be deemed to be duly given when sent by Certified Mail, Return Receipt Requested, to the last known address of the other Party, with a copy sent at the same time and by the same method to counsel for the Licensor, respectively, which, for LICENSEE shall be: Trebor Industries Inc. 940 NW 1st street, Fort Lauderdale, FL 33311 (Fax: (954) 462-6115), and for LICENSOR shall be: John F. Bradley, Esq., John Bradley and Associates, P.A., 1215 East Broward Boulevard, Suite 200, Fort Lauderdale, Florida 33301 (Fax: (954) 523-6190).

10.2 Until notified in writing otherwise, the addresses of the Parties hereto for purposes of such Notice or communications are as set forth on page 1 of this Agreement.

ARTICLE XI - MISCELLANEOUS

11.1 LICENSEE shall defend and hold LICENSOR harmless from any claims, causes of action and/or damages of any kind including reasonable attorneys fees resulting from LICENSEE's sale, manufacture or distribution of any Licensed Product that actually was sold, made, or distributed by or for LICENSEE or from the use of any Licensed Product by LICENSEE.

11.2 In the event any Article or paragraph contained in this Agreement is declared invalid or unenforceable by a Final Judgment or Decree of a Court of a competent jurisdiction from which no appeal is taken, all other Articles, paragraphs and parts thereof contained in this Agreement shall

remain in full force and affect, and shall not be affected thereby. With respect to any part or provision of this Agreement as deemed by a court to be unenforceable as written, but which may be rendered enforceable by limitation thereof, the Parties hereto agree that such part or provision shall be amended in such a manner so as to render it enforceable to the fullest extent permitted under the law of the jurisdiction in which enforcement is sought.

11.3 The waiver of any breach of this Agreement by either Party hereto shall in no event constitute a waiver as to any future breach similar in nature.

11.4 This Agreement shall supersede all prior and/or contemporaneous written and/or oral agreements between the Parties pertaining to the Licensed Products. No changes, modifications, or amendments shall be effective unless in writing and executed by both Parties hereto.

11.5 Nothing in this Agreement shall be construed as making either Party the partner, joint venturer, agent, representative, employer, or employee of the other Party, nor does this Agreement create a franchise relationship between the Parties. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, except as provided for herein or authorized in writing by the Party to be bound.

11.6 This Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of interest laws. All disputes hereunder shall be resolved in the applicable state or federal courts of Broward County, Florida. The Parties consent to the jurisdiction of such courts and waive any jurisdictional defenses otherwise available.

11.7 The prevailing party, in any action to enforce any of the terms of this Agreement, shall be entitled to recover expenses, including reasonable attorneys' fees at all levels, expert witness fees and costs, from the other party.

11.8 All terms and conditions of this Agreement shall be maintained in confidence and may be disclosed only: (a) to a Party's officers, directors, shareholders, insurers, investors, attorneys, accountants, or other agents who have a reason to know; (b) upon mutual agreement of all Parties to this Agreement; (c) pursuant to a Court Order; or (d) as otherwise required by law.

11.9 The Parties each agree that signatures on this Agreement may be transmitted by facsimile and if so, shall have the same force and effect as if they were original ink signatures, and that this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 The signature below of a Party's representative constitutes an express representation that said representative has the authority to bind that Party to the terms of this Agreement and that the Agreement is a binding obligation of that Party, enforceable according to its terms.

AS TO LICENSOR:

940 Associates Inc.

By: ______________________
Robert M. Carmichael

Dated: 22. FEB - 2005

AS TO LICENSEE:

TREBOR INDUSTRIES INC., INC.

By: ______________________
Robert Carmichael
Its: President

Dated: 22. FEB - 2005

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